EXHIBIT 11

                           GREENMAN TECHNOLOGIES, INC.

                     STATEMENT REGARDING NET LOSS PER SHARE

                                NOVEMBER 30, 1996



                                                       THREE MONTHS                   SIX  MONTHS
                                                           ENDED                         ENDED
                                                     NOVEMBER  30, 1995             NOVEMBER 30, 1995
                                                    -------------------             -----------------


Net loss..........................................      $ (244,592)                    $ (482,374)
                                                        ===========                    ===========
    Shares used in calculation of loss per share:

    Weighted Common shares outstanding pre-IPO (1)(2)    1,395,795                       2,753,945

    Weighted Common shares outstanding post-IPO          3,170,110                       1,576,393
                                                         ---------                       ---------

                                                         4,565,905                       4,330,338
                                                        ===========                    ===========

Net loss per share................................        $ (.05)                          $ (.11)
                                                        ===========                    ===========



                                                        THREE MONTHS                   SIX  MONTHS
                                                          ENDED                           ENDED
                                                     NOVEMBER  30, 1996             NOVEMBER 30, 1996
                                                    -------------------             -----------------


Net loss..........................................      $ (892,361)                  $ (2,157,341)
                                                        ===========                  =============

Shares used in calculation of loss per share:

Weighted average common shares outstanding               5,471,977                       5,273,250
                                                        ===========                    ===========

Net loss per share................................        $ (.16)                          $ (.41)
                                                        ===========                    ===========





(1) Includes all common shares outstanding prior to the initial public offering in accordance with the Staff Accounting Bulletin.

(2) Includes common equivalent shares outstanding as follows: (i) 500,000 shares of Class A convertible preferred stock convertible into 500,000 shares of common stock; (ii) 259,000 shares of common stock issued pursuant to convertible debt at the closing of the initial public offering; (iii) 695,000 shares issuable pursuant to outstanding stock options and warrants; and (iv) 300,000 shares of Class B convertible preferred stock convertible into 300,000 shares of common stock. All of these shares were issued or have exercise prices per share which are less than the initial public offering price per share. The treasury stock method was not used in calculating common equivalent shares.